Exhibit 99.1

FOR IMMEDIATE RELEASE

PAULA FINANCIAL ANNOUNCES DEBT REFINANCING AND REPORTS NET INCOME FOR THE THIRD QUARTER OF 2003

PASADENA, California, December 10, 2003 – PAULA Financial (NASDAQ:PFCO) today announced that it has completed the refinancing of its outstanding debt balance of $1.8 million.  The new credit facility represents a significant improvement in both interest rate and principal repayment terms.  Additionally, the new agreement provides for the payment of shareholder dividends and also allows for the Company to make stock repurchases—two restrictions the Company agreed to during the period associated with the winding down of its insurance company subsidiary.

The Company reported net income for the third quarter of 2003 of $0.07 per share compared to $0.02 per shares for the 2002 period.   Total revenue for the third quarter of 2003 was $5.2 million compared to $3.5 million for the 2002 period.

Net income for the first nine months of 2003 was $0.14 per share compared to $0.06 per share for the 2002 period.   Total revenue for the first nine months of 2003 was $14.1 million compared to $9.7 million for the 2002 period.

Jeff Snider, Chairman and CEO, commented, “We are pleased to announce our new relationship with U.S. Bank and the improved terms we obtained on the debt agreement.   The agency’s results during the first nine months of 2003 continue to track with our expectations.   Policy persistency remains high and we have generated net new business gains in each month of the 2003 year.   We continue to monitor developments in Sacramento related to workers’ compensation reform as it may bear upon the viability of the State Compensation Insurance Fund as a significant source of current agency commissions.  We are all too familiar with the complexity of the issues—so we worry how little attention is being paid to the notion of exclusive remedy—and the remarkable litigation content of the workers’ compensation claims delivery system which continues to frustrate this important idea.”

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change.  Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, and acquisitions of companies or blocks of business.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial insurance products serving the risk management needs of agribusiness employers in the West since 1946.

Contact:	Debbie Maddocks
Vice President - Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500